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MIDSOUTH BANCORP, INC. DECLARES REGULAR DIVIDEND

Lafayette, La.  January 29, 2010/PR Newswire/ -- The Board of MidSouth Bancorp Inc. ("MidSouth") (NYSE Amex: MSL) announced a cash dividend was declared in the amount of seven cents ($.07) per share to be paid on its common stock on April 1, 2010 to shareholders of record on March 17, 2010.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $948 million as of September 30, 2009.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 35 locations in Louisiana and Texas and more than 50 ATMs.